UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 10, 2014

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.05	Costs Associated With Exit or Disposal Activities

On December 10, 2014, Domtar Corporation announced that its Board of Directors approved a $160 million capital project to convert a paper machine at the Ashdown, Arkansas mill to a high quality fluff pulp line used in absorbent applications such as baby diapers, feminine hygiene and adult incontinence products. The planned conversion is expected to come online by the third quarter 2016 and will allow for the production of up to 516,000 metric tons of fluff pulp per year once the machine is in full operation. The project will also result in the permanent reduction of 364,000 short tons of annual uncoated freesheet production capacity in the second quarter of 2016.

The conversion work is expected to commence during the second quarter of 2016 and the fluff pulp line is scheduled to start-up by the third quarter 2016. The cost of conversion will be approximately $160 million of which $40 million is expected to be invested in 2015 and $120 million in 2016. The Company will also invest in a pulp bale line that will provide flexibility to manufacture papergrade softwood pulp, contingent on market conditions.

The aggregate pre-tax earnings charge in connection with this conversion is estimated to be $117 million which includes an estimated $114 million in non-cash charges relating to accelerated depreciation of the carrying amounts of the manufacturing equipment as well as the write-off of related spare parts. Of the estimated pre-tax charge of $117 million, $3 million relates to estimated cash severance, employee benefits and training. Of the estimated total pre-tax charge of $117 million, $9 million is expected to be recognized in the fourth quarter of 2014 and $108 million is expected to be incurred during 2015 and 2016.

As a result of the fourth quarter decision to convert the nature and use of line A64 of the Ashdown Pulp and Paper mill, the carrying amount of the assets of the Ashdown mill is being tested for impairment and may result in a write-down during the fourth quarter of 2014. The carrying amount of such assets was approximately $813 million at November 30, 2014.

Closure and restructuring costs are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent business developments. As such, additional costs, further write-downs and impairment charges may be required in future periods.

A copy of the news release is being furnished as Exhibit 99.1 to this form 8-K.

Safe Harbor

The statements in this release regarding our conversion plans with respect to our Ashdown facility are forward-looking statements. Actual results could differ materially for a number of reasons, including demand and price for fluff products, the availability of the parts and equipment for the conversion of the mill, the cost and availability of raw materials, and the other factors that impact our business generally.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits 99.1:     News release of Domtar Corporation, dated December 10, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: December 10, 2014

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Exhibit Index

Exhibit No.	Exhibit

99.1	News Release of Domtar Corporation, dated December 10, 2014.

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